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                                                                       Exhibit 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                 June 26, 2000


LifeMinders, Inc.
1110 Herndon Parkway
Herndon, VA 20170

          Re: LifeMinders, Inc. - Registration Statement for Offering of an Aggregate of 4,888,254 Shares of Common Stock
               -------------------------------------------------

Dear Ladies and Gentlemen:

          We have acted as counsel to LifeMinders, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 4,888,254 shares of the Company's common stock (the "Shares") authorized for issuance under (i) the Company's 2000 Stock Incentive Plan (the "Incentive Plan"), (ii) the Company's Employee Stock Purchase Plan (the "Purchase Plan") and (iii) the WITI Corporation 1996 Stock Option Plan (the "WITI Plan") (collectively, the "Plans"). The WITI Plan, and the outstanding options thereunder, was assumed by the Company in connection with its acquisition of WITI Corporation pursuant to an Agreement and Plan of Reorganization dated March 29, 2000.

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (i) the establishment and implementation of the Incentive Plan and the Purchase Plan, and (ii) the assumption of the WITI Plan, and the outstanding options thereunder. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Incentive Plan or the WITI Plan and in accordance with the Registration Statement, or (b) the provisions of duly authorized direct stock issuances under the Incentive Plan and in accordance with the Registration Statement, or (c) the provisions of duly authorized stock purchase rights issued under the Purchase Plan in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.


                                   Very truly yours,

                                   /s/ Brobeck, Phleger & Harrison LLP

                                   BROBECK, PHLEGER & HARRISON LLP